AMENDMENT TO THE PURCHASE AND SALE AGREEMENT
This Amendment (“Amendment”) is made as of November 17, 2014 by and between PPL Montana, LLC, a Delaware limited liability company (the “Seller”), and NorthWestern Corporation, a corporation organized under the Laws of the state of Delaware (the “Buyer”) in order to amend that certain Purchase and Sale Agreement, dated as of September 26, 2013, by and between the Buyer and the Seller (the “PSA”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the PSA.
Pursuant to Section 9.10 of the PSA, in consideration of the mutual promises and provisions hereof and intending to be legally bound hereby, the Parties hereby agree to amend the PSA as follows:
1.Appendix A. The following terms shall be added to Appendix A of the PSA, in alphabetical order:

“2014 Kerr FWIS Payment” means the prepayment amount paid by the Seller to CSKT on July 16, 2014, related to the “Fish and Wildlife Implementation Strategy” for the Kerr Facility.
“Sletten Matter” means the remediation work at the Hebgen Reservoir intake structure performed by Sletten Construction Company under item 10 on Schedule 3.9(a) prior to the Closing, and any dispute with respect thereto.
“TAC Accounts” means the Prime Money Market Fund F1690 account at BNY Mellon (Account No. XXXXXXXXX) maintained by Seller for the benefit of the “Technical Advisory Committees” for the Acquired Assets, consisting of various state and federal regulatory agencies, among others.
“Voith Matter” means the replacement and refurbishment of the Morony Plant’s Unit No. 1 upgrade work performed by Voith Hydro Power Generation under item 12 on Schedule 3.9(a) prior to the Closing, and any dispute with respect thereto.
2.Amendment to Closing Date and Effective Time. The Parties agree and acknowledge that, subject to the satisfaction or waiver of the conditions set forth in Article VI of the PSA on or before such date, (a) the Closing Date shall be November 17, 2014, and (b) the final sentence of Section 2.5 of the PSA is hereby amended and restated in its entirety as follows:

“The Closing shall be deemed effective as of 12:00:01 a.m. (Pacific Time) on November 18, 2014.”
3.Updates to Schedules. The Parties agree and acknowledge that the following schedules to the PSA shall be amended and restated in their entirety by replacing such schedules with the attached schedules:

a.	Schedule 2.1(a)(v) to the PSA (Assigned Contracts) is hereby replaced in its entirety with Exhibit A hereto;

b.	Schedule 2.1(a)(viii) to the PSA (Vehicles and Rolling Stock) is hereby replaced in its entirety with Exhibit B hereto;

c.	Schedule 3.8(d) to the PSA (Seller’s Warranty Matters) is hereby replaced in its entirety with Exhibit C hereto;

d.	Schedule 3.9(a) to the PSA (Seller’s Material Contracts) is hereby replaced in its entirety with Exhibit D hereto;

e.	Schedule 3.12(a) to the PSA (Scheduled Employees) is hereby replaced in its entirety with Exhibit E hereto;

f.	Schedule 3.13(a)(ii) to the PSA (Seller’s Environmental Permits) is hereby replaced in its entirety with Exhibit F hereto; and

g.	Schedule 5.4 to the PSA (Assigned Contracts Consents) is hereby replaced in its entirety with Exhibit G hereto.

4.Assistance with Regulatory Compliance. Section 5.1(g) of the PSA is amended and restated in its entirety as follows:

“(g)    On and after the Closing Date, at the request of either Party, the other Party shall make available to such requesting Party, its Affiliates and their respective Representatives, those employees of the non-requesting Party requested by such requesting Party in connection with any Claim, including to provide testimony, to be deposed, to act as witnesses and to assist counsel, and, if requested by the Seller, the Buyer shall make available to the Seller, its Affiliates or their respective Representatives the applicable Scheduled Employees to provide assistance to Seller with respect to compliance with certification, reporting and other requirements of applicable Governmental Entities (including NERC) with respect to pre-Closing matters and operations; provided, however, that (i) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of the non-requesting Party, (ii) the requesting Party shall pay and reimburse the non-requesting Party for the out-of-pocket costs reasonably incurred by the non-requesting Party in making such employees available to the requesting Party and its Affiliates and their respective Representatives, and (iii) such assistance shall be provided insofar as the same may be provided without (a) violating any Law or Permit or (b) waiving any attorney-client privilege, as determined in the reasonable opinion of counsel to the non-requesting Party.”

5.Proration and Additional Adjustment. The Parties agree and acknowledge that (i) the Acquired Assets proration pursuant to Section 2.4(a) and Schedule 2.4 of the PSA shall include proration of the 2014 Kerr FWIS Payment and (ii) the Purchase Price payable from Buyer to Seller at Closing pursuant to Section 2.1(e) of the PSA, in addition to all applicable adjustments therein, shall be further reduced by an amount equal to Seller’s good faith estimate of the Closing Date balance of the TAC Accounts held by Seller for the Acquired Assets and shall be subject to a further post-Closing adjustment as part of the adjustments (and any applicable dispute resolution) pursuant to Section 2.2 of the PSA by including the positive or negative difference, if any, between such good faith Closing Date estimate of the balance of the TAC Accounts and the actual amount of such balance as of the Closing Date as part of the Actual Adjustment Amount (with any positive difference due from Seller to Buyer, and any negative difference due from Buyer to Seller, subject to any offset with other adjustments therein).

6.Excluded Liabilities. For the avoidance of doubt, the Parties agree and acknowledge that any Liabilities in respect of the Voith Matter or the Sletten Construction Matter constitute Excluded Liabilities pursuant to the PSA. The foregoing sentence is not intended to alter the Parties’ rights and obligations under the PSA, including (under Article II of the PSA) the definitions of Acquired Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities with respect to the associated Assigned Contracts.

7.Miscellaneous.

a.
This Amendment shall be effective and binding upon all parties to the PSA upon execution and delivery by the parties hereto. This Amendment constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and arrangements, expressed or implied, oral or written, between the Parties with respect to the subject matter hereof. Except as expressly amended hereby, the PSA shall remain in full force and effect.

b.
The Parties agree that an electronic or facsimile copy, which contains the Parties’ respective signatures, shall be considered an original. Further, this Amendment may be executed in counterparts, each of which when taken together shall constitute a fully executed Amendment. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

c.	No Person other than the Parties to this Amendment, or such Parties' successors and assigns, shall have any rights under this Amendment or the provisions contained herein.

d.
This Amendment is binding upon, inures to the benefit of, and is enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Amendment nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto, and any attempt to do so shall be void.

e.
The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Amendment and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

f.	THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

PPL MONTANA, LLC

By	/s/ Paul A. Farr
	Name:	Paul A. Farr
	Title:	President

NORTHWESTERN CORPORATION

By	/s/ Brian B. Bird
	Name:	Brian B. Bird
	Title:	Vice President and Chief Financial Officer

[Signature Page to Amendment to the PSA]